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Exhibit 20.02 -- Letter of Intent

ImmunoTechnology Corporation
1661 Lakeview Circle
Ogden, UT 84403

May 19, 2000

Board of Directors
Beverly Hills Auctioneers, Inc.
9454 Wilshire Boulevard, Suite 202
Beverly Hills, CA 90212


Re: Letter of Intent to Acquire all Issued and Outstanding Stock of Beverly Hills Auctioneers, Inc.

Gentlemen:

The Board of Directors of ImmunoTechnology Corporation (hereafter "Immuno"), hereby proposes to acquire all of the issued and outstanding stock of Beverly Hills Auctioneers, Inc. (hereafter referred to as "BHA"), a privately held California corporation, upon the following terms:

1. Stock Exchange. Immuno will acquire all of the issued and outstanding shares of capital stock of BHA in exchange for 12,500,000 shares of Immuno Common Stock, calculated after a 1 for 3 reverse stock split, pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code, in connection with a tax free reorganization. The shares will be issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and under corresponding applicable state law. The parties acknowledge that it is their intent, subject to the provisions hereof, for Immuno to acquire all of the issued and outstanding stock of BHA.

2. Management. At the time of closing, the current officers and directors of Immuno will resign and the designates of BHA will be appointed as officers and directors of Immuno.

3. Definitive Agreement. This Letter of Intent is a non-binding indication of the parties proposal to effect an acquisition of BHA by Immuno. Subject to the fulfillment of all conditions set forth herein, the parties intend to enter into a definitive Agreement and Plan of Reorganization setting forth all applicable terms of the acquisition with standard representations and warranties. Either party hereto may, without incurring obligation or liability to the other party, terminate this Letter of Intent at any time prior to the signing of a definitive Agreement and Plan of Reorganization.
Any termination of this Letter of Intent, except by its own terms, must be in writing and mailed to the other party by first class US mail.

4. Change of Name. The name of Immuno will be changed to "Beverly Hills Auctioneers, Inc.," or such other name as is selected by the parties and approved by the shareholders of Immuno.

5. Reverse Stock Split. Immuno will effect a 1 for 3 reverse stock split in connection with and prior to the consummation of the acquisition of BHA.

6. Private Placement. A private placement of Immuno's securities after the closing of the acquisition of BHA and after the 1 for 3 reverse stock split shall be structured as follows:


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     A.  Immuno will offer and sell up to 350,000 shares of its common stock for cash at a price of $2.00 per share, in a private placement.

     B. In the event a minimum of $600,000 of the private placement funding is raised within 60 days after the closing of the acquisition of BHA by Immuno, 8,500,000 of the Immuno shares issued to the BHA stockholders will be delivered to Immuno's transfer agent for cancellation within 30 days after completion of the private placement.

7. Conditions Precedent. The acquisition of BHA by Immuno proposed herein is subject to the following conditions:

     A. The approval of the proposed acquisition and related transactions by the shareholders of Immuno. A special meeting of the shareholders of Immuno will be called for as soon as practical to consider the proposed acquisition, a change of Immuno's name, and the election of directors as designated by BHA.

     B. The approval of the proposed acquisition and related transactions by the owners of all issued and outstanding shares of BHA.

     C. Compliance by Immuno with all applicable federal and state securities laws, including Rule 14A, Rule 13e-3, Rule 14f-1, and Rule 10b-17 of the Exchange Act.

     D. The delivery to Immuno by BHA of financial statements of BHA and its predecessors for the last two (2) fiscal years and for the three (3) month period ending March 31, 2000, and such other financial statements of BHA as are necessary to comply with the requirements of the Securities and Exchange Commission.

     E. The delivery of such documents and information as are reasonably requested by each party.

     F. The execution of a definitive Agreement and Plan of Reorganization containing all representations contained herein and other representations and warranties which are standard in similar transactions.

     G. Immuno shall have no debts or liabilities as of the date of closing the acquisition of BHA.

8.  Representations.

     A. Immuno and BHA will be duly organized and in good standing in their respective states of organization at the time of closing.

     B. All certificates evidencing shares of Immuno issued to the shareholders of BHA will be legended as restricted under rule 144 as promulgated under the Securities Act of 1933, as amended.

     C. Each company shall deliver such documents and financial statements to the other company as is reasonably requested prior to closing of the transaction subject to execution by the receiving party, if requested by the delivering party, of a confidentiality agreement.

     D. All shares of Immuno Common Stock issued in connection with the proposed acquisition will be fully paid and non-assessable.

     E. The total number of shares of Immuno to be issued and outstanding immediately prior to closing will not exceed 2,000,000, taking into effect a 1 for 3 reverse stock split.
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9.  Information.  BHA agrees to cooperate in providing and explaining the following information with respect to the transaction contemplated herein:

     A. History and business background of BHA and any subsidiary corporations. This shall include a general discussion of the business of the Company, including plans for future business, market for products, and a brief historical background of the formation or acquisition of the company and business involved.

     B. Detailed business biographical information for the last five years for each of the proposed new members of Immuno management.

     C. Financial statements of BHA as referred to in Paragraph 7(D) of this Letter of Intent.

10. Closing. Immediately after the shareholders meeting of Immuno, provided that the shareholders of Immuno approve this transaction, a closing shall be held with regard to this transaction. At the Closing, Immuno shall deliver minutes of a meeting of the Board of Directors and stockholders of Immuno authorizing and approving the transactions set forth herein along with appointment of new management and such other matters as are deemed necessary to consummate this transaction. At the closing, all assets, bank accounts and other records and information of Immuno shall be turned over to new management.

11.  News Releases and Communications.   As soon as practicable, after the
date of execution hereof, Immuno and BHA may issue a press release to their shareholders, the financial community, and other interested parties describing this agreement and the proposed transaction.

12. Conduct of Business. The parties hereto hereby agree to conduct their business in accordance with the usual and normal course of business heretofore conducted by the companies. Thus, there will be no material adverse changes in the business of either company from the date hereof until the closing of this transaction and there will be no changes in either company's Articles of Incorporation or Bylaws.

13. Capital Stock. Immuno hereby represents that it has two classes of authorized stock which are its $.00001 par value voting Common Stock, of which 50,000,000 shares are authorized and 6,000,000 are issued and outstanding, and its $.00001 par value Preferred Stock, of which 5,000,000 shares are authorized and -0- are issued and outstanding. Immuno will in connection with the acquisition proposed herein, effect a 1 for 3 reverse stock split reducing the number of shares issued and outstanding to 2,000,000.

14. Responsibility and Costs. Immuno agrees to pay for all legal and other work in connection with its part of the proposed acquisition, the stockholders meeting, and other corporate proceedings up through and including the closing. It is estimated that Immuno's expense will be approximately $20,000 which will be paid by Immuno on or before the closing. BHA will pay for all of its costs in connection with the proposed acquisition.

15. Assistance. All parties hereto agree to take whatever reasonable steps are required to facilitate the consummation of the transaction contemplated herein, including discussing the matter with members of the financial community, stockholders and other interested parties and including the exchange of corporate records, documents and filings.


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16.  Termination.  The Letter of Intent shall automatically terminate ten (10)
days after the date hereof unless accepted by you and, after acceptance, shall terminate on June 19, 2000, unless extended by the written agreement of the parties hereto. Upon termination, neither party shall have any further obligation to the other under this agreement.

This letter sets forth our understanding of the proposed terms of the transaction and is not a binding agreement on either party. If it represents your understanding of the terms of our preliminary agreement, please sign on the below-designated line and send us a copy.

ImmunoTechnology Corporation
/S/ Mark A. Scharmann, Vice President

The undersigned, president and director of Beverly Hills Auctioneers, Inc., hereby agrees this Letter of Intent sets forth our preliminary agreement regarding the matters set forth herein.

Dated: June 9, 2000

Beverly Hills Auctioneers, Inc.
/S/ Anthony Magnemi, Jr. President